August 8, 2005



Via Edgar -- Correspondence and Facsimile
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Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549
Attention: Barbara C. Jacobs


               Re:  ION Networks, Inc.
                    Registration Statement on Form SB-2 (File No. 333-124274)
                    ---------------------------------------------------------

Ladies and Gentlemen:

     Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, ION Networks, Inc. (the "Registrant") hereby requests acceleration of the effective date of the above-referenced Registration Statement on Form SB-2 to Tuesday, August 9. 2005 at 3:00 p.m., or as soon thereafter as practicable.

                                 Very truly yours,

                                 ION NETWORKS, INC.


                                 By:   /s/Patick E. Delaney
                                      -----------------------------
                                      Name:  Patrick E.Delaney
                                      Title: Chief Financial Officer